Exhibit 10.1

Hyperfine, Inc.

October 4, 2022

Maria Sainz

Dear Maria:

On behalf of Hyperfine, Inc., I am pleased to offer you the position as President and Chief Executive Officer beginning on October 24, 2022 (your “Start Date”). You will report to the Executive Chairperson of the Hyperfine Board of Directors. Your annualized compensation in this position will consist of an annual base salary of $550,000 paid in biweekly pay periods, less required deductions.

Beginning with the 2022 calendar year, you will be considered for an annual discretionary bonus targeted at 90% of your annual base salary, which bonus, if any, will be prorated for the 2022 calendar year based on your Start Date and the terms of the Hyperfine employee bonus plan. Beginning with respect to the annual discretionary bonus for the 2023 calendar year, at the end of each previous calendar year, the Board of Directors will establish performance goals and targets for the applicable year. Any awarded bonus shall be paid no later than March 15 of the following calendar year, and it will be a condition of your eligibility to receive any bonus that you remain employed with Hyperfine through the scheduled date of payment of such bonuses.

You will receive a one-time taxable sign on bonus of $125,000. One half of that amount will be paid to you in the first available payroll date after your Start Date. The second half of the amount will be paid to you 6 months following your Start Date in the next available payroll date. Such payments will be recoverable in full by the company in the event you voluntarily terminate your employment or are terminated for “cause” (as defined in the Hyperfine, Inc. Executive Severance Plan) prior to 12 months from your Start Date.

In addition to the outlined cash compensation, you will receive 3,175,000 stock options in Hyperfine that (i) will be subject to the approval of Hyperfine’s Board of Directors, (ii) will be subject to the terms of the grant documents therefore, (iii) subject to continued service and the specific terms of your grant, will vest over a four year period with the following schedule: 25% on the last day of the calendar month that includes the one year anniversary of your Start Date, and 2.08% at the end of each month thereafter. You will also be eligible for, but not guaranteed to receive, an annual time-based equity award in March 2024.

You will be eligible for participation in the Hyperfine, Inc. Executive Severance Plan, and you will become a participant in such Executive Severance Plan commencing on your Start Date.

You will continue as a member of the Board of Directors following your Start Date. In the event your employment with the Company terminates for any reason, you will resign from the Board of Directors as of your termination date.

You will devote your best efforts and substantially all of your business time to the performance of your duties as Chief Executive Officer. Notwithstanding the foregoing, subject to the advance approval of the Board of Directors, which approval will not be unreasonably withheld, you will be entitled to serve on boards of directors, professional, civic, charitable, educational, religious, public interest, public service or medical advisory boards, in each case to the extent such activities do not materially interfere, as determined by the Board of Directors in good faith, with the performance of your duties and responsibilities hereunder.

You will be based out of Hyperfine’s California facility, with the expectation that you will travel regularly, as appropriate and as requested by the Executive Chair or the Board, to the Company’s offices in Connecticut.

You will also be eligible to participate in medical and other benefit plans in accordance with the rules and eligibility of those plans currently in effect. Health insurance shall commence on November 1, 2022. Further, while we expect you to remain with Hyperfine for a long time, this letter is not an employment contract and you will be an at-will employee.

Hyperfine considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. As a condition of this offer of employment, you are required to sign Hyperfine’s Non-solicit, Confidentiality and Intellectual Property Agreement, and other policies contained in the Company’s Employee Handbook.

We appreciate your exceptional talent and are very excited about you joining our growing and dynamic team at Hyperfine. We firmly believe that Hyperfine offers a unique combination of emotional, intellectual, and interpersonal stimulation that will be truly enjoyable. As a member of our growing team, you will be in the rare position of helping to shape the culture and direction of our organization. We have tremendous opportunities ahead of us, and I am confident you have the expertise required to help us achieve our objectives. If you have any questions regarding this offer, the position, or the company’s benefits programs, please do not hesitate to reach out.

Please note that this offer will expire on October 7, 2022, unless accepted by you in writing prior to such date.

Sincerely,

Hyperfine, Inc.

By: /s/ R. Scott Huennekens

R. Scott Huennekens

Executive Chairperson of the Board

ACCEPTED AND AGREED:

By: /s/ Maria Sainz

Maria Sainz

Date: 10/04/2022